UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2009
BIOHEART, INC.
(Exact name of registrant as specified in its charter)
Florida

(State or other jurisdiction of incorporation)

1-33718	65-0945967

(Commission File Number)	(IRS Employer Identification No.)
13794 NW 4th Street, Suite 212
Sunrise, Florida 33325

(Address of principal executive offices, including zip code)
(954) 835-1500

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     (b) On January 13, 2009, the Company notified the NASDAQ Stock Market that, solely due to a vacancy on the Company’s Board of Directors resulting from the resignation (discussed in Item 5.02 below), the Company was not in compliance with NASDAQ Rule 4350(c)(1) which requires that the Company maintain a majority of independent directors.
     Under NASDAQ Rule 4350(c)(1), with respect to the requirement to have a majority of independent directors, the Company is required to regain compliance with such board composition by the earlier of its next annual shareholders meeting or one year from the occurrence of the event that caused the failure to comply with these requirements provided, however, that if the annual shareholders meeting occurs no later than 180 days following the event that caused the failure to comply with these requirements, the Company instead will have 180 days from such event to regain compliance.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (a) On January 7, 2009, David J. Gury, a member of the Company’s Board of Directors, notified the Company of his intention to resign from the Board of Directors effective immediately. Mr. Gury was Chairman of the Audit Committee of the Board. Mr. Gury indicated upon his resignation, that he disagreed with Howard J. Leonhardt, the Company’s Chairman and Chief Executive Officer, regarding the requirements of a public reporting company to meet its regulatory requirements.
     Alan P. Timmins, a member of the Company’s Board and a member of the Audit Committee of the Board has been appointed to serve as Chairman of the Audit Committee of the Board. In addition, Peggy A. Farley, a member of the Company’s Board, has been appointed to serve as a member of the Audit Committee of the Board. The Company has commenced a search for a new member for the Board who will qualify as “independent.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 13, 2009

BIOHEART, INC.
By:	/s/ Howard J. Leonhardt
Howard J. Leonhardt
Chief Executive Officer

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